Exhibit 10.64
CANADIAN PACIFIC RAILWAY LIMITED

Performance Share Units
Notice of Grant and Grant Agreement (“Agreement”)

Canadian Pacific Railway Limited (“the Corporation”) has granted the target number of ###TOTAL_AWARDS### PSUs1 set out in Shareworks to the employee named above (the “Eligible Employee”), in accordance with this Agreement and the provisions of the Performance Share Unit Plan for Eligible Employees of Canadian Pacific Railway Limited as amended from time to time (the “Plan”), a sub-plan under the Canadian Pacific Railway Limited Section 162(m) Incentive Plan (the “162(m) Plan”).

Grant Date	January 29, 2021
Below Threshold	0% of Target
Threshold	50% of Target
Maximum	249% of Target
Performance Period	January 1, 2021 – December 31, 2023
Payment in respect of PSUs covered by this Agreement will be based on the extent to which the Performance Criteria set out in Schedule A are satisfied at the end of the Performance Period.

By signing this Agreement, the Eligible Employee hereby acknowledges and agrees to the following:

1.Grant of PSUs

1.1 Pursuant to the Plan and in respect of services to be provided to the Corporation by the Eligible Employee during the Performance Period, the Corporation has granted the number of PSUs set out in Solium Captial ULC (“Shareworks”) to the Eligible Employee for the Performance Period set out above and subject to the terms and conditions set out in this Agreement and the Plan.

1.2 The grant of PSUs and payment of any amount in respect of any such PSUs are subject to the terms and conditions of the Plan and the Schedules appended to this Agreement, all of which are incorporated into and form an integral part of this Agreement.

2.Vesting

2.1 Subject to the terms and conditions of the Plan (including without limitation the conditions related to remaining actively Employed and not ceasing employment), the PSUs granted to the Eligible Employee pursuant to Section 1.1 will become Vested PSUs at the end of the Performance Period in such proportion as may be specified in this Agreement and in Schedule A attached hereto and subject to satisfaction of the conditions set out in Schedule A (the “Performance Criteria”) as provided therein.

2.2 Notwithstanding any other provisions in this Agreement, all PSUs awarded (vested or unvested) shall be subject to the terms and conditions in the Non-Competition and Non-Solicitation Agreement in Schedule B (without any further notice, compensation in lieu of notice or damages of any kind) if the Eligible Employee fails to comply with the terms and conditions set out in Schedule B. In addition, the Eligible Employee agrees to reconfirm the obligations outlined in Schedule B upon request by the Corporation at any time throughout the term of the Eligible Employee’s employment or upon termination thereof, and failure to provide such confirmation as requested by the Company shall result in the immediate

1 Capitalized terms not defined herein shall have the meanings given to those terms in the Plan.
immediate cancellation of all PSUs granted herein (without any further notice, compensation in lieu of notice or damages of any kind).

3. Settlement

3.1 Subject to the provisions of the Plan and the provisions of this Agreement, the Eligible Employee shall be entitled to an amount equal to the Market Value on the last day of the Performance Period multiplied by the number of PSUs (which may be whole or fractional) that Vest in respect of the Performance Period, less such amount as is required to be withheld on account of taxes and other required deductions in accordance with Section 4.1. For participants paid in United States dollars at the time of the grant of PSUs, the Market Value is based on the average closing price per Share on the New York Stock Exchange over the same period.

3.2 For greater certainty, no cash or other compensation shall be paid or payable to any person in respect of any PSUs that are forfeited by the Eligible Employee or otherwise cease to be payable to the Eligible Employee or his or her estate, on account of damages, or otherwise.

4. Withholdings

4.1 the Corporation or a Subsidiary may withhold, or cause to be withheld, from any amount payable to the Eligible Employee, either under the Plan or otherwise, such amount as may be necessary so as to ensure that the Corporation or the Subsidiary will be able to comply with the applicable provisions of any federal, provincial, or other law relating to the withholding of tax or other required deductions.

4.2 The CEO has discretion to determine whether the after tax value be delivered in CP common shares purchased on the open market or cash.

5. Personal Information

5.1 The Eligible Employee consents to the holding and processing of personal data provided by the Eligible Employee to the Corporation or any Subsidiary or to any third party service provider for all purposes relating to the operation of the Plan, including (i) administering and maintaining records of the Eligible Employee; (ii) providing information to the Corporation, any Subsidiary, their agents, and any third party administrators of the Plan; (iii) transferring information about the Eligible Employee to a country or territory outside his or her home country that may not provide the same statutory protection for the information as the Eligible Employee’s home country.

6. Binding Agreement and Amendment

6.1 This Agreement shall constitute an agreement between the Eligible Employee and the Corporation and will be binding upon the Eligible Employee and the legal representatives of his or her estate and any other person who acquires the Eligible Employee’s rights in respect of the PSUs granted hereunder by inheritance or otherwise, provided that in the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan will govern. This Agreement shall be governed and constituted in accordance with the laws of the Province of Alberta.

6.2 The Corporation reserves the right to amend or terminate this Grant or the Plan at any time, in which case PSUs that have not previously vested in accordance with Section 2 of this Agreement will not Vest unless otherwise determined by the Committee.

By electronically “accepting” this agreement I hereby confirm and acknowledge the terms of the grant of PSUs as set out above and confirm and acknowledge that I have received, read and understood the terms of the Plan. I also confirm and acknowledge that I have not been induced to enter into this Grant Agreement by expectation of employment or continued employment with the Corporation or any Subsidiary.

IN WITNESS WHEREOF the Corporation and the eligible employee have entered into this Agreement as of January 29, 2021.

Canadian Pacific Railway Limited
/s/ Keith Creel
President and Chief Executive Officer

SCHEDULE A – PERFORMANCE MEASURES

There are three Performance Measures for the above-noted Performance Period:

•2021 to 2023 average Return on Invested Capital (ROIC); ROIC is calculated as Operating Income less Operating expense (income) and Other components of net periodic benefit recovery, tax effected at the Company’s annualized effective tax rate, divided by the sum of total Shareholders’ equity, Long-term debt, Long–term debt maturing within one year and Short-term borrowing, as presented in the Company’s Consolidated Financial Statements, averaged between the beginning and ending balance over a rolling twelve-month period.
•Compound Average Growth Rate (CAGR) of CP Total Shareholder Return (TSR) on the TSX measured over 3 years; relative TSR will be measured as CP’s percentile ranking within the S&P/TSX 60 Index constituents included in the index at the beginning and end of the performance period
•CP Total Shareholder Return (TSR) on the NYSE relative to Class 1 Railroads at the beginning and end of the performance period.

The extent to which each Performance Measure is met will be determined by the Committee, based on data taken from the annual or quarterly financial statements of the Corporation for fiscal periods included in the Performance Period and such other data as the Committee determines to be relevant.

Performance Measures are assessed independently and are weighted for purposes of calculating the number of PSUs that vest. This number may be greater or less than 100% of the Target Number of PSUs for the Performance Period as a result of the multipliers applicable to each level of performance for each measure set out in the chart below. The amount for ROIC will not exceed 270% of the target Number of PSUs and the amount for each of TSR performance metrics will not exceed 200% of the Target Number of PSUs. No PSUs will vest in respect of the Performance Period for any Performance Measure that is below Threshold, as set out in the chart below.

Performance between defined performance levels will be interpolated for purposes of determining the number of PSUs that vest with respect to the Performance Period.

2021 PSU Grant

3 Year Average Return on Invested Capital (70%)		2021-2023
Targets	50% 100% 270%	+80 Basis Points Under Target ROIC Target +80 Basis Points Over Target
TSR to S&P/TSX 60 Index (15%)		2021-2023
Targets	50% 100% 200%	25th %ile 50th %ile 75th %ile
TSR to Class 1 Railroads (15%)		2021-2023
Targets	50% 100% 200%	fourth third first

* Targets approved by the Board on January 26, 2021.

APPENDIX 1

TSR with respect to the Corporation is calculated as follows:

TSR is calculated as the increase in value of an initial hypothetical investment of $100 in Shares (“Investment Shares”) determined over the Performance Period and is equal to the difference between the initial investment of $100 and the Ending Share Value as determined below.

For the purposes of this calculation, the initial investment of $100 is expressed as a number of Investment Shares, which is determined by dividing $100 by the Initial Share Value.

The Initial Share Value is equal to the average closing Share price per during the 10 trading days prior to January 1, 2021 per:

•CP Shares on the Toronto Stock Exchange and the Shares of the constituents included in the S&P/TSX 60 Index.

•CP Shares on the New York Stock Exchange and the Shares of the Class 1 railroads.

The number of Investment Shares is increased from time to time on account of dividends paid on Shares during the Performance Period by the number of Shares calculated by dividing the product of (i) the then current number of Investment Shares and (ii) the cash dividends paid on each Share, by the closing price per Share on the relevant stock exchange on the date that the dividends are paid.

The Ending Share Value is the product of (i) the number of Investment Shares as determined above and (ii) the 10-day average closing price (including the last day) at the end of the performance period of the respective index per:

•CP Shares on the Toronto Stock Exchange and the Shares of the constituents included in the S&P/TSX 60 Index.

•CP Shares on the New York Stock Exchange and the Shares of the Class 1 railroads.

TSR is calculated as the difference between the Initial Share Value for the Performance Period and the Ending Share Value expressed as an annualized percentage of the initial share value compared to the percentile ranking of the constituents included at the beginning and the end of the performance period in each scenario.

SCHEDULE B – NON-COMPETITION AND NON-SOLICITATION AGREEMENT

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS AGREEMENT made and effective as of the 29th day of January 2021.

BETWEEN:

SOO LINE RAILROAD COMPANY d/b/a CANADIAN PACIFIC,
a corporation organized under the laws of Minnesota,
(the “Company”)

- and -

###PARTICIPANT_NAME###,
(the “Employee”)

RECITALS
WHEREAS, the Company has offered the Employee the opportunity to participate in one or more of its long term incentive programs which include the Restricted Share Unit Plan for Eligible Employees of Canadian Pacific Railway Limited, the Performance Share Unit Plan for Eligible Employees of Canadian Pacific Railway Limited, and the Canadian Pacific Railway Limited Amended and Restated Management Stock Option Incentive Plan, as each such plan may be amended from time to time (collectively, the “LTIPs”);

AND WHEREAS, during the course of the Employee’s employment, the Employee has access to proprietary and confidential Company information, thereby making the Company uniquely vulnerable to misuse of such information to the detriment of the Company’s business and interests;

AND WHEREAS, any LTIP granting agreement made on or after the effective date of this Agreement and any grant thereunder is subject to the terms of this Agreement, and such terms are required to protect the proprietary interests and value of the Company and the CP Group (as defined below);

AND WHEREAS, the Employee wishes to participate in one or more of the LTIPs and be eligible to receive grants under these LTIPs by accepting this Agreement either by signature below or by electronic acceptance through Solium Capital ULC (“Shareworks”).

WHEREFORE, the parties agree as follows:

1.Consideration. In exchange for accepting this Agreement, the Employee shall be eligible to participate in one or more of the LTIPs, subject to the governing terms of those plans, and acknowledges that this eligibility and any grants thereunder shall constitute good and sufficient consideration for the Employee’s acceptance of the covenants set out in this Agreement.

2.Protected Rights. The Parties acknowledge and agree that nothing contained in this Agreement limits: (i) the Employee’s ability to report or file a charge or complaint with any federal, state, provincial or local governmental agency or commission, including the United States Securities and Exchange Commission or any Canadian securities regulator (“Government Agencies”) relating to potential violations of law or regulations; or (ii) the Employee’s ability to communicate with Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by Government Agencies, including providing documents or other information, without notice to the Company.

3.Non-Competition/ Non-Solicitation.

(a) In this Agreement:

(i) “Covenant Period” means the period of the Employee's employment with the Company and additionally the period of twenty-four (24) months following the cessation of the Employee's employment for any reason; and

(ii) “CP Group” means and includes all parent companies, subsidiary companies, and affiliated or related companies or entities of the Company, successors and assigns of the Company, including Canadian Pacific Railway Ltd., Canadian Pacific Railway Company, Delaware and Hudson Railroad Company, Inc., the Soo Line Railroad Company and the Dakota, Minnesota and Eastern Railroad Corporation, which, during the Employee’s employment with the Company, the Employee provides services to, has responsibilities for and/or obtains confidential information from or about.

(b) Non-Competition. During the Covenant Period, the Employee shall not, directly or indirectly, anywhere in Canada or the United States, (i) maintain any interest (proprietary, financial or otherwise) in the business of a Class 1 Railroad or (ii) in any manner, accept employment with, become engaged in the business of, or provide services to, a Class 1 Railroad in any position, role, or area of responsibility similar to or greater than those the Employee held with the Company in his or her last five (5) years of employment with the Company. This restriction shall still permit the Employee to acquire, directly or indirectly, less than 2% of the outstanding capital stock of any publicly traded company in the business of a Class 1 Railroad.

(c) Non-Solicitation of Customers, Suppliers and Licensors. During the Covenant Period, the Employee shall not, directly or indirectly, solicit any person that:

(i) is a customer, supplier or licensor of the Company or the CP Group at the cessation of the Employee’s employment that the Employee dealt with, or had confidential information of, by virtue of the Employee’s employment any time within twelve (12) months before the cessation of the Employee’s employment;

(ii) was a customer, supplier or licensor of the Company or the CP Group that the Employee dealt with, or had confidential information of, by virtue of the Employee’s employment at any time within twelve (12) months before the cessation of the Employee’s employment; or

(iii) to the knowledge of the Employee by virtue of the Employee’s employment, has been pursued as a prospective customer, supplier or licensor by or on behalf of the Company or the CP Group through the submission of a proposal in writing to perform services for that prospective customer, supplier or licensor at any time within twelve (12) months before the cessation of the Employee’s employment and regarding whom the Company and the CP Group has not determined to cease pursuing, for the purposes of: (A) terminating or modifying any actual or prospective relationship the customer or prospective customer has with the Company or the CP Group or for the purposes of selling any services to, or soliciting services from, that customer or prospective customer where those services are substantially similar to or competitive with the services sold by the Company or the CP Group at the cessation of the Employees’ employment, or (B) terminating or modifying any actual or prospective relationship the supplier or licensor or prospective supplier or licensor has with the Company or the CP Group.

(d) Non-Solicitation of Employees and Consultants. During the Covenant Period, the Employee shall not directly or indirectly solicit any employee or consultant of the Company or CP Group to leave their employment or engagement. For this Paragraph 3(d), general newspaper and other media advertisements shall not be a solicitation of employees or consultants or former employees or former consultants of the Company or the CP Group.

(e) Notwithstanding Paragraphs 3(a)(i) and 5, the Company agrees that Paragraph 3(b) of this Agreement does not apply at the cessation of the Employee’s employment if the Company or the CP Group terminates the Employee’s employment as a result of a layoff due to lack of work or elimination of position unrelated to the Employee’s performance or conduct.

4.Acknowledgements.

(a) Reasonableness of Covenants. The Employee agrees that it is fair, reasonable and necessary to protect the proprietary interests and value of the Company and the CP Group that the Employee agrees to the obligations and restrictions in this Agreement. Accordingly, the Employee confirms all obligations and restrictions in this Agreement are reasonable and valid and the Employee waives all defenses to the strict enforcement of those obligations and restrictions.

(b) Annual Confirmation Process. The Employee agrees to confirm the Employee’s obligations in this Agreement on an annual basis through the Employee’s Shareworks account or any other process that the Company may establish.

(c) Blue Pencil Doctrine. In the event any of the terms of this Agreement are determined by a court of competent jurisdiction to be unreasonable or overbroad under circumstances then existing, the parties hereto authorize and request the court to apply the “blue pencil doctrine” to modify the unreasonable or overly broad term to make it enforceable against Employee. This Agreement shall not be construed against any party regardless of who was more responsible for its preparation.

(d) Continuing Confidentiality Obligations. The Employee acknowledges and agrees to be bound by the confidentiality obligations outlined in the Company’s Code of Business Ethics, as may be amended, and any further confidentiality agreements entered into during the Employee's employment with the Company and following the cessation of the Employee's employment for any reason. Both Employee and Company understand and acknowledge that Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is: (1) made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of the law; or (2) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

5.Survival. All obligations and restrictions imposed on the Employee under this Agreement shall survive and continue in full force and effect (i) regardless of any changes to the Employee’s terms of employment with the Company, including changes to the Employee’s duties and location of employment; and (ii) following the cessation of the Employee's employment with the Company for any reason.

6.Relief/Remedies. In the event of a breach of this Agreement, the Company may seek and shall be entitled to the following remedies, which are non-exhaustive and non-exclusive and are in addition to any further remedies available to the Company in contract, law or equity:

(a) Injunction. The Employee agrees that any breach of this Agreement would cause irreparable harm to the Company and the CP Group and this harm may not be compensable entirely with monetary damages. If the Employee breaches this Agreement, the Company and the CP Group shall be entitled to injunctive relief. Any injunctive relief sought by the Company and the CP Group shall be in addition to and not in limitation of any monetary relief or other remedies or rights to which the Company and CP Group are or may be entitled at law, in equity, or under this Agreement.

(b) Repayment or Return of Benefit. If the Employee breaches the Agreement within twenty-four (24) months after receiving any payment or benefit under any LTIP grant made on or after the effective date of this Agreement (the “Repayment Period”), the Company shall be entitled to repayment or return of such payment or benefit. For clarity:

(i) with respect to the Restricted Share Unit Plan for Eligible Employees of Canadian Pacific Railway Limited and the Performance Share Unit Plan for Eligible Employees of Canadian Pacific Railway Limited, as may be amended, the Company may require, at its sole discretion, that the Employee immediately repay any cash settlement or payment received during the Repayment Period pursuant to any LTIP grant subject to this Agreement; and

(ii) with respect to the Canadian Pacific Railway Limited Amended and Restated Management Stock Option Incentive Plan, as may be amended, the Company may require, at its sole discretion, that the Employee immediately pay the Company an amount equal to the difference between the exercise price of any options and the market value of any corresponding shares which have been purchased during the Repayment Period through the exercise of any vested option granted subject to this Agreement. For the purposes of this paragraph, the term market value shall mean the closing price of the shares on the date that the Employee exercises the vested option.

For further clarity, the obligation set out above in this Paragraph 6(b) regarding the Repayment Period shall not be interpreted to extend the Employee’s Covenant Period.

(c) Forfeiture. The Employee agrees that any LTIP grants made which are subject to the terms of this Agreement (whether vested or unvested) shall be forfeited in their entirety and the Employee shall have no further right, entitlement or interest in such grants.

(d) Accounting. The Company shall be entitled to an accounting, and to the repayment of all profits, compensation, commissions, fees, or other remuneration which the Employee or any other person or entity has either directly or indirectly realized on its behalf or on behalf of another and/or may realize, because of, growing out of, or in connection with litigation relating to any breach of this Agreement.

(e) Legal Costs. The Company shall be awarded its reasonable expenses, including attorneys’ fees and costs, incurred in enforcing this Agreement.

7.Severability. Each provision in this Agreement is separate and distinct, and if any provision, whether in whole or in part, is unenforceable, it shall be severed from this Agreement and all other provisions of this Agreement shall continue to apply in full force and effect.

8.Non-Waiver. The Company's decision to not enforce a breach of any part of this Agreement (or the Company's settlement of any claims for breach) will not prevent the Company from enforcing the Agreement regarding any other breach of this Agreement that the Company discovers, and shall not operate as a waiver against any future enforcement of any part of this Agreement, any other agreement with the Employee or any other agreement with any other employee of the Company.

9.No Breach of Obligations to Others. The Employee represents that the Employee is not bound by or a party to any agreement or obligation with any other party that restrains or conflicts with the Employee’s obligations under this Agreement or the Employee’s employment with the Company. The Employee agrees to indemnify the Company and the CP Group in respect of any violation of this representation.

10.Disclosure. The Employee agrees to disclose his or her commitments under this Agreement to any future employer or potential employer of the Employee, and authorizes the Company, at its election, to make this disclosure.

11.Governing Law and Forum. This Agreement shall be construed and determined according to the laws of the State of Minnesota, and any disputes arising out of this Agreement shall be determined in a court of appropriate jurisdiction in the state of Minnesota, and the Employee expressly consents to the exclusive jurisdiction of the state and federal courts in Minnesota for any dispute arising under this Agreement. The employee waives the right to claim any other jurisdiction is more convenient or to challenge the jurisdiction of the courts of Minnesota over the Employee.

12.Successor and Assigns. This Agreement binds and inures to the benefit of the Company’s successors and assigns.

13.Amendments. No amendment or modification to this Agreement will be valid or binding unless set out in writing and signed by both the Employee and the Company.

14.Independent Advice. The Employee confirms that the Employee has had a reasonable and adequate opportunity to obtain independent advice about this Agreement, the sufficiency of the consideration for this Agreement and the reasonableness of the obligations and restrictions in this Agreement, and that the Employee is accepting this Agreement freely and voluntarily with full understanding of its contents.

15.At-Will Employment. Nothing in this Agreement is intended to provide nor shall this Agreement provide the Employee with any contractual rights to employment for any period of time. The Employee acknowledges that his/her employment relationship with the Company is one of at-will employment. This means that either the Employee or the Company may terminate the employment relationship at any time and for any reason, with or without cause or notice. The Employee understands he/she is an at-will employee of the Company and that this Agreement does not modify the Employee's at-will status in any manner.

16.Entire Agreement. This Agreement does not supersede and does not replace or extinguish any other written agreements between Employee and the Company or any member of CP Group regarding its subject matter including but not limited to non-competition, non-solicitation, or confidentiality obligations. Other than stated in this Agreement, the Employee has been offered no oral or written promises, inducements, or representations, and the Employee accepts this Agreement without reliance on any oral or written promises, inducements, or representations other than those set out in this Agreement.

17.Recitals. The recitals set forth above form part of this Agreement.

The Employee may enter into this Agreement by electronic acceptance via Shareworks, and acknowledges that such electronic signature is intended to authenticate Employee's acceptance and shall have the same force and effect as a manual signature. This Agreement shall be effective and binding upon acceptance by Employee; Employee acknowledges that the Company is not required to execute this Agreement for it to be binding.

Dated: ###ACCEPTANCE_DATE### ###PARTICIPANT_NAME###